Exhibit A(1)

                      CERTIFICATE OF FORMATION

                                 OF

              EXCELSIOR VENTURE PARTNERS FUND III, LLC



            i. The name of the limited liability company is Excelsior Venture Partners Fund III, LLC.

            ii. The address of its registered office in the State of Delaware is 1209 Orange Street, County of New Castle, City of Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

            IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Excelsior Venture Partners Fund III, LLC on this 1st day of June, 2000.


                             EXCELSIOR VENTURE PARTNERS FUND III, LLC


                             By: /s/ James F. Rorer
                                -------------------------------------
                             Name:  James F. Rorer
                             Title: Authorized Person